SUBCONTRACTING AGREEMENT


          This Subcontracting Agreement is entered into as of the 6th day of April, 1996 between American Lenders
Facilities, Inc.("ALFI"), a California corporation, and Aegis Consumer Finance, Inc., its successors and assigns
(hereinafter referred to as "Aegis"), a Delaware corporation.

WITNESSETH

          Notwithstanding anything to the contrary set forth in the said Agreements, as amended hereby, the parties agree as follows:

          WHEREAS, pursuant to the Master Servicing
Agreement (the "Servicing Agreement"), dated as of even date herewith between ALFI and Aegis, ALFI has agreed to provide portfolio management services, including collection assistance, loan administration and financial reporting to financial institutions in connection with motor vehicle retail installment sales and lease contracts (herein "Portfolio Services"); and

          WHEREAS, ALFI and the Company have previously entered into a Subcontracting Agreement dated as of April
6, 1995 (the "Prior Agreement"), and ALFI continues to agree to subcontract to Aegis certain portfolio management services, specifically collection assistance
(herein "Collection Services"), in connection with motor vehicle retail installment sales contracts originated by Aegis pursuant to the terms and conditions set forth herein; and

          WHEREAS, the parties hereto desire to amend the Servicing Agreement in accordance with the provisions hereof;

          NOW THEREFORE, in consideration of the mutual covenants herein contained, it is agreed:


SECTION 1.  COLLECTION OF RECEIVABLE PAYMENTS

Section 1.01 Definitions. Capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to them in the Servicing Agreement.

Section 1.02   Designation of Aegis as Subcontractor.

(a) ALFI hereby designates and appoints Aegis, and Aegis shall hereinafter administer the Collection Services of the Sales Contracts currently warehoused and originated on and after the date of this Agreement and those Sales
Contracts originated and securitized hereafter including bulk portfolio sales on or after the date of this Agreement.

(b) ALFI shall transfer all necessary documentation to Aegis to enable Aegis to administer collection duties undertaken by Aegis pursuant to this Agreement.

Section 1.03.  Duties of Aegis and ALFI.

(a) Subcontractor shall attempt to contact each Obligor within five (5) days of boarding a Receivable into Aegis'
PRIM system and shall verify:

     (i)       the Obligor's home address, home phone
number, as well as employer name, address and phone number;

     (ii) the vehicle's make, model, year, contents, state of registry and license plate number; and

     (iii)     the terms of such Sales Contract.

(b) Within five (5) business days after ALFI notifies Aegis that the Receivable has been electronically boarded onto ALFI's system, Aegis shall attempt to contact the Obligor and shall ensure and otherwise verify:

     (i) whether the Obligor has been instructed (A) as to when the first payment is due and (B) where the first payment is to be made pursuant to the Sales Contract or Lease executed by the Obligor;

     (ii)      whether the Obligor is prepared to make
the first payment due under the Obligor's Sales Contract or Lease Agreement;

     (iii) whether the Obligor has been instructed as to the correct process for successive payments;

     (iv) whether the information obtained pursuant to Section 1.03(a)(i) above is true and accurate;

     (v)       whether the due date on the Obligor's
payment schedule is immediately following the date the Obligor's employment paycheck is received;

     (vi)      whether all dates and figures contained in
the Contract  are     true and accurate;

     (vii)     whether  the Obligor has been informed
that Obligor shall receive a Welcome Letter informing them that Aegis is collecting for ALFI; and

     (viii) whether the Obligor is satisfied with the motor vehicle and the dealership from which the Obligor purchased the vehicle.

(c) If a vehicle is reported or discovered to be stolen or damaged, Aegis shall notify the claims manager of ALFI and ALFI shall coordinate matters with the primary insurance carrier Aegis and the Obligor. If a vehicle is reported or discovered to be damaged beyond repair, Aegis shall notify the claims manager of ALFI who will coordinate matters with the primary insurance agent and the Obligor. ALFI shall administer all insurance claims and rebates. Upon notification of the disability of the Obligor, ALFI's collection manager shall file any necessary insurance claims and coordinate and process insurance payments. Aegis shall be responsible for the collection of any outstanding or remaining delinquency.

(d) Aegis shall pursue skips for 120 days prior to the VSI filing, at which time the Obligor's account shall be submitted to the claims manager of ALFI who shall file the claim before 150 days of delinquency.

(e) ALFI shall administer all matters relating to any Obligor bankruptcy, including all legal filings and responses as outlined in Schedule A of the Servicing
Agreement;

(f) Upon notice to either ALFI or Aegis of the death of an Obligor, the Obligor's account shall be transferred to the collection manager of ALFI who shall be responsible for either (i) the repossession or (ii) insurance administration relating to that Receivable.

(g) Aegis shall process Obligor accounts for which the Obligor fails to make a payment on the applicable payment due date (a "Delinquency") on the following basis:

     (i) commencing on the first business day on which an Obligor is delinquent by more than four (4) days, Aegis shall, at Aegis' discretion, either (A) phone the Obligor, (B) if no contact is made after phoning the Obligor, send a letter to the Obligor asking the Obligor to immediately contact Aegis, or (C) order a field call by an outside agency to the Obligor; and

     (ii)      in those cases where Aegis contacts the
Obligor, Aegis shall inform Obligor that payment on Obligor's account may be made (A) by quick collect, (B) by bank wire, (C) by overnight delivery or (D) by normal payment.

(h)       When a determination is made by Aegis
collection manager to repossess a vehicle, the collection manager of Aegis shall turn over the account to the assignment and reinstatement manager of ALFI for assignment by ALFI to a repossession agency. Upon authorization for repossession to ALFI by Aegis, ALFI shall commence those activities enumerated in Schedule A,
Section II of the Servicing Agreement. Aegis shall continue to track and monitor the repossession process with the repossession agent until the vehicle is physically repossessed. When ALFI receives the repossession file from Aegis, Aegis shall inform ALFI's
NOI processor whether reinstatement shall be permitted on a repossessed vehicle. If the Obligor contacts Aegis during the NOI period, Aegis shall request the Obligor maintain physical damage insurance and to contact ALFI upon receipt of the NOI letter. After the vehicle is repossessed, ALFI shall coordinate and handle all repossession and liquidation related matters as outlined in Schedule A of the Servicing Agreement. If the
Receivable is reinstated and brought current, all collection activities relating to the Receivable and enumerated in Section 1.03(a)-(f) herein, shall revert back to Aegis.

(i)       Aegis shall promptly notify ALFI of all
collection processes implemented by Aegis or modification of collection processes implemented by Aegis.

(j) ALFI shall provide access to all of ALFI's computer systems relating to collection activities and sufficient computing power for each collector of Aegis, if ALFI's average response time over any two hour period during a normal business day (including Saturdays) shall exceed ten (10) seconds ("Response Time Default"), and ALFI shall be unable to cure the underlying cause of the Response Time Default within ten (10) business days, ALFI will be deemed to have committed an Event of Default pursuant to Article VI of the Servicing Agreement, and Aegis shall be entitled to all rights and remedies made available to Aegis in the event of ALFI committing an Event of Default, as these rights and remedies are more particularly described in Articles VI and VII of the Servicing Agreement. As part of the access provided by ALFI to their system for Aegis, ALFI shall provide a sufficient number of supervisory sign-ons, as agreed to by Aegis and ALFI, to allow for each supervisor to have system entitlements to allow for the change of account status as the situation may warrant.

(k) Aegis shall pay for all costs associated with connecting Aegis's computer system to ALFI's computer system.

(l) On each business day, ALFI shall provide Aegis with (i) collector workbooks containing accounts for four
(4) days or more delinquent  (only for the first three
(3) months following boarding) and (ii) previously assigned, either system generated or manually entered
"jack dates."

(m)       Aegis shall maintain and service the
Receivables in compliance with all applicable Federal and State laws and regulations governing Aegis and the Receivables, and shall use and exercise that degree of skill and attention that is customary within the industry that services Sales Contracts or Leases for themselves as well as others.

(n) ALFI's duties shall include responding to inquiries by State, or Local Governmental authorities on the Receivables, investigating delinquencies, sending payment books or monthly statements to Obligors, and responding to inquiries by Obligors with respect to the Receivables.

(o) Aegis shall be authorized and empowered by ALFI to execute and deliver, on behalf of itself or ALFI, any and all instruments of satisfaction or cancellation, for a partial or full release or discharge and all other comparable instruments, with respect to the Receivables or the Vehicles.

(p) If Aegis commences a legal proceeding to enforce a Receivable, ALFI shall thereupon be deemed to have automatically assigned such Receivable to Aegis, which assignment shall be solely for the purpose of collection.
ALFI shall furnish Aegis with any powers of attorney and other documents necessary or appropriate to enable Aegis to carry out its servicing and administrative duties hereunder.

(q) Aegis will give immediate written notification to ALFI of all confirmed violations or defaults under the insurance policy agreed to between Aegis and Great
American Insurance Company, AESIC or any other insurance carrier with which the Company may hold a policy.


SECTION 2.     COMPENSATION.

In consideration of Aegis's services hereunder, Aegis shall be entitled to compensation as follows:

(a) With respect to those Receivables originated before the date of this Agreement, ALFI shall pay Aegis a monthly fee equal to the greater of (i) .55%
(annualized) on the outstanding remaining Obligor loan balance of ach active account (excluding the Aegis A
Pool) as of the first day of the Related Remittance
Period or (ii) $3.00.

(b) With respect to those Receivables boarded on or after the date of this Agreement, ALFI shall pay Aegis a monthly fee equal to the greater of (i) .65%
(annualized) on the outstanding remaining Obligor loan balance of each active account (excluding accounts in the Aegis A Pool, i.e., non-performing loans) as of the first day of the Related Remittance Period or (ii) $3.00.


(c) With respect to those Receivables boarded on or after the date of this Agreement, if the aggregate original boarded Obligor loan balance of Aegis
Receivables (excluding the Aegis A Pool) becomes $400 million higher than as of the date of this Agreement, ALFI shall pay Aegis a monthly fee equal to the greater of (i) .67% (annualized) on the outstanding remaining
Obligor loan balance of each active account (excluding accounts in the Aegis A Pool) as of the first day of the Related Remittance Period or (ii) $3.00.

 (d) With respect to those Receivables boarded on or after the date of this Agreement, if the aggregate original boarded Obligor loan balance of Aegis
Receivables (excluding the Aegis A Pool) becomes $800 million higher than as of the date of this Agreement, ALFI shall pay Aegis a monthly fee equal to the greater of (i) .70% (annualized) on the outstanding remaining
Obligor loan balance of each active account (excluding accounts in the Aegis A Pool) as of the first day of the Related Remittance Period or (ii) $3.00.

(e) The monthly fee for any pool that consists of loans originated under the provisions of more than one tier as described above, shall be an average of the fees in each tier based on the remaining Obligor loan balance of the loans in the pool from each tier.

(f) With respect to all Sales Contracts, portfolio finance or sale transactions, hereafter, including but not limited to bulk portfolio sales, ALFI shall credit
Aegis monthly for the monthly service fees described in subsection (a) through (e) herein.

(g) ALFI shall pay Aegis a $4.00 fee per each active Lease Agreement per month net of ALFI's fee of $15.00 per active Lease Agreement

(h) Monthly fees payable to Aegis hereunder shall be offset against fees payable by Aegis to ALFI under the Servicing Agreement.

SECTION 3.     LOCK-BOX ACCOUNT.

ALFI shall continue to control and maintain the Lock-Box
Account and related bank accounts as described in Section
IX of the Servicing Agreement. ALFI shall continue to collect and hold in trust (for the benefit of Aegis
Holders) in such accounts all funds received on account of the Obligor until such funds are transferred on the applicable transfer date as described in Section IX of the Servicing Agreement.


SECTION 4.     RELATIONSHIP/INDEMNIFICATION.

(a) Nothing in this Agreement is intended to limit the liability of ALFI for performance of all of the obligations undertaken by ALFI under the Servicing
Agreement. Aegis is entering into this Agreement with ALFI as a "subcontractor" of ALFI. In all other instances and except as specifically contracted hereunder, ALFI shall continue to perform all duties of the servicer as enumerated in the Servicing Agreement.

(b) Notwithstanding any provision in paragraph (a) above, Aegis hereby indemnifies ALFI against and holds
ALFI harmless from any and all claims, suits, causes of action, expenses (including reasonable attorney fees) and damages relating to this Subcontracting Agreement (i.e.
claims and damage resulting from Aegis' violation of any law or regulation, misconduct in the performance of its duties hereunder, gross negligence or material breach of this Agreement). ALFI shall promptly notify Aegis of any claim or damages (when known by ALFI) subject to indemnification under this paragraph.

          IN WITNESS WHEREOF, ALFI and Aegis have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above.



AEGIS CONSUMER FINANCE, INC.



_________________________________
By:  Joseph F. Battiato,
     President





AMERICAN LENDERS FACILITIES, INC.


__________________________________
By:  C. Joseph Bruno
     President, CEO